Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Triple-S Management Corporation:
We consent to the incorporation by reference in this registration statement (333-151032) on Form S-8 of Triple-S Management Corporation (the Company) of our report dated March 18, 2009, with respect to the Triple-S Management Corporation and Subsidiaries consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows, for year ended December 31, 2008, which report appears in the December 31, 2010 annual report on Form 10-K of the Company.
/s/ KPMG LLP
March 9, 2011